Exhibit 5.1
[Cahill Gordon & Reindel llp Letterhead]
212-701-3000
Lorillard, Inc.
Lorillard Tobacco Company
714 Green Valley Road
Greensboro, North Carolina 27408-7018
June 23, 2009
Re:	Lorillard, Inc. Lorillard Tobacco Company Registration Statement on Form S-3 (Nos. 333-159902 and 333-159902-01)
Ladies and Gentlemen:
     We have acted as special counsel to Lorillard Tobacco Company (the “Issuer”) and Lorillard, Inc. (the “Guarantor”) in connection with the registration statement on Form S-3 (File Nos. 333-159902 and 333-159902-01) (the “Registration Statement”) and the prospectus supplement dated June 18, 2009 (the “Prospectus Supplement”) relating to $750,000,000 aggregate principal amount of the Issuer’s 8.125% Senior Notes due June 23, 2019 (the “Notes”) issued on the date hereof. The Notes are to be issued pursuant to an indenture (the “Indenture”) dated as of June 23, 2009 among the Company, the Guarantor and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”), as supplemented by the first supplemental indenture (the “First Supplemental Indenture”) dated June 23, 2009.
     In rendering the opinion set forth herein, we have examined originals, photocopies or conformed copies of certain records of the Issuer and the Guarantor, certain agreements, certificates of public officials, certificates of officers and representatives of the Issuer and the Guarantor and certain other documents. In such examinations, we have assumed the genuineness of all signatures on original documents and the conformity to the originals of all copies submitted to us as conformed or photocopied.
     Based on the foregoing, we advise you that in our opinion:
     1. The Notes have been duly issued and delivered and, assuming the due execution and delivery of the Indenture by the Trustee and the due authentication of the Notes by the Trustee, are valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer or similar laws affecting creditors’ rights generally and by general principles of equity.
     2. The Guarantee has been duly issued and delivered and, assuming the due execution and delivery of the Indenture by the Trustee and the due authentication of the Notes by the Trustee, is a valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer or similar laws affecting creditors’ rights generally and by general principles of equity.
     We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware.
     We hereby consent to the filing of this opinion as an Exhibit to the Form 8-K filed by the Issuer and the Guarantor in connection with the issuance of the Notes. Such consent does not constitute a consent under Section 7 of the Securities Act of 1933, and by giving such consent we have not certified any part of the Registration Statement or the Prospectus Supplement and do not otherwise admit that we are within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Cahill Gordon & Reindel llp